Exhibit 10.1
June 26, 2008
Ms. Michelle Goolsby
Dallas, Texas
Dear Michelle:
I am pleased to formalize our discussions regarding your continuing role with Dean Foods Company (the “Company”). Effective August 1, 2008, you have elected to resign from your position as Executive Vice President, Development, Sustainability and Corporate Affairs of Dean Foods Company and its subsidiaries or affiliates. You will no longer be an officer of the Company, but you will continue in a full-time consulting employee role, reporting to me, from August 1, 2008 through December 31, 2008. On January 1, 2009, while you will continue in your consulting employee role, you will move to part-time employment status with the Company.
In your consulting employee role, your responsibilities will include the following:
•	Continuing the work that has already begun on the various Company sustainability initiatives, such as setting greenhouse gas reductions goals and the preparation of the Corporate Responsibility Report;

•	Consultation and cooperation with various members of our Legal Department on general legal matters in which you have been involved or involve facts or events that may be within your knowledge;

•	Consultation and cooperation with various members of our Legal Department, and outside counsel, regarding outstanding litigation, specifically concerning facts or events that may be within your knowledge or facts or events that took place during your employment as an officer of the Company;

•	Consultation with our Human Resources Department as needed;

•	Consultation on any other business development and/or strategy matters as needed.
On January 1, 2009, your primary responsibility will be consulting with the Legal Department regarding outstanding litigation cases as referenced above. However, you may be called on to consult on the other matters listed above. As and when necessary in the performance of your duties hereunder, you shall perform your continuing services at the

Company’s headquarters or such other location as the Company shall instruct, and at such times as the Company shall specify upon reasonable notice to you.
Except as otherwise provided below, you shall continue in your consulting employee role through February 15, 2010. For the purposes of this agreement, February 15, 2010 will be called your “Resignation Date” with the Company.
Base Salary
For your services as a consulting employee during the period from August 1, 2008 through December 31, 2008, you will be continue to be paid your annual base salary of $567,000, which is the same base salary you received in your position as Executive Vice President, Development, Sustainability and Corporate Affairs.
For the period from January 1, 2009 through February 15, 2010, you will be paid an annual base salary at the rate of $283,500.
All payments of base salary will be paid semi-monthly, in accordance with the Company’s standard payroll procedures. All payments listed in this paragraph are subject to the Termination of Employment provision set forth below.
Annual Bonus Opportunity
For the 2008 calendar year, your target short term incentive bonus will be equal to 70% of your base salary as of December 31, 2008. Payment of the short term incentive bonus is subject to the achievement of the operating targets that have been previously approved by our Board of Directors and Compensation Committee. The portion of the short term incentive bonus that relates to your individual performance will be paid out based on “On Target” performance, using an Individual Factor of 100%. Payment of the entire short term incentive amount will be made at the time all other participants in the short term incentive plan are paid.
You will not be eligible to participate in any Company-sponsored short term incentive plans for 2009 or 2010.
Stock Options and Restricted Stock
For the purpose of vesting and exercising previously granted stock options and restricted stock units (also referred to as “Prior Equity Compensation Grants”), your employment will continue until the Resignation Date. You must exercise any vested options or options that vest in the future according to the stock option agreement and plan governing the terms of the options. You understand and acknowledge that the Company is under no obligation to provide you any additional equity grants.
Paid Time Off
All PTO accrued during 2008 must be used before the end of 2008 or else such PTO will be forfeited on December 31, 2008.

Because of your status as a part-time employee in accordance with the terms of this letter you will not accrue and therefore cannot use any PTO from January 1, 2009 until the Resignation Date.
Retirement Benefits
You will continue to be allowed to contribute, based on current contribution rates, to both the Company 401(k) plan and the Company Supplemental Employee Retirement Plan (SERP) through December 31, 2008. You acknowledge and understand that, because of your part-time schedule, you will not be eligible to contribute to the 401(k) or SERP plans after December 31, 2008.
However, as you will remain an employee of the Company through your Resignation Date, that date will be your Termination Date for the purpose of triggering the receipt of payments of any monies that you may have vested in any Company Executive Deferred Compensation Plan and SERP.
Other Benefits
Through December 31, 2008, which is the last day you will be providing full-time service for the Company, you will continue to be eligible to participate in all employee benefit plans, programs, and arrangements, including payment of individual life and disability insurance costs, to the extent made available to our senior executives or our employees, on the same terms and conditions as other senior executives.
You agree that your reduction of work time as of January 1, 2009 is a “Qualifying Event” pursuant to federal law know as “COBRA,” 29 U.S.C. § 1161 et seq. As a result of the Qualifying Event, your current benefits coverage through the Company will end at midnight on December 31, 2008. You may elect COBRA continuation coverage pursuant to the COBRA materials that will be provided to you by the Company through a third-party service provider under separate cover. The Company will provide you with a payment of $25,000 to cover such COBRA expenses. This payment will be made on the first payroll following January 1, 2009, and will be subject to all applicable deductions for taxes and other withholdings.
Through the Resignation Date, you will be entitled to reimbursement of business expenses (in accordance with applicable Company policies), bar dues (both Texas State Bar and any local bar associations), costs of any Continuing Legal Education courses taken (although no reimbursement for travel to such courses will be given), and expenses related to your position as Chair-Elect or Chair to the Board of The Organic Center.
Furthermore, through the Resignation Date you will continue to be provided with a Company-issued cell phone, Blackberry, Company email address, and office and secretarial assistance as needed by Carolyn Boulet (so long as she is still employed with the Company). If Ms. Boulet is no longer employed by the Company, other suitable secretarial assistance will be provided.
Termination of Employment
The Company may terminate your employment hereunder at any time only for Cause.
As used herein, the term “Cause” shall mean: (a) your failure to perform the duties contemplated herein which failure shall continue for 30 days after written notice specifying the facts supporting such failure is delivered to you; (b) your conviction of any crime deemed by the Company to make your continued employment untenable; (c) you commit an act of gross negligence or willful misconduct in connection with your employment with the Company that has caused or could be reasonably expected to result in material injury to the business or reputation of the Company; (d) you commit any act of dishonesty relating to the Company or any of its affiliates, its employees, agents, or other representatives; or (e) you fail to comply with the Dean Foods Code of Ethics.
If at any time after you execute this agreement, and prior to the Resignation Date, your employment is terminated for Cause as defined above you will be paid any accrued and unpaid base salary through the date of termination.
Entire Agreement
This Agreement sets forth the entire understanding of the parties hereto and supersedes all other agreements, written or oral, between the parties relating to the subject matter hereof, except (i) the Indemnification Agreement dated February 21, 2003, which will continue to be valid and applicable concerning matters that occurred prior to the Resignation Date; and (ii) all agreements and other documents which evidence prior Equity Compensation Grants (“Prior Equity Compensation Grant Agreements”).
Conclusion
Michelle, I cannot thank you enough for the lasting contributions you have made to our Company. I look forward to working with you through this transition as we ensure that we are well-positioned for the future. Your continuing service during this transition time will be a valuable asset in achieving this goal.
If you agree that the foregoing sets forth our understanding of the terms and conditions of your continuing employment with the Company for the periods set forth herein, please sign both copies of this agreement where indicated below and return one copy to me (keeping one for your records), and this agreement shall be and become a binding agreement between you and the Company.

DEAN FOODS COMPANY

/s/ Gregg L. Engles

By: Gregg L. Engles
Chairman of the Board and Chief Executive Officer
Agreed and Accepted:

/s/ Michelle P. Goolsby

Michelle P. Goolsby
Date: June 26, 2008